EXHIBIT 99

Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
JUNE 30, 2006

La Jolla, California (July 31, 2006) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended June 30, 2006, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $6.7 million or $1.18 per diluted share compared to $5.8 million or $0.98 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "The strength of our second quarter results was attributable to our ability to sustain loan production and our steadfast commitment to maintaining credit quality. Despite challenging market conditions and the prolonged flattening of the yield curve, we've continued to implement our national expansion strategy, while increasing earnings by over 15% for the quarter."

Net interest income before provision for loan losses increased 8.4 percent to $24.0 million for the quarter ended June 30, 2006, compared to $22.1 million for the same period last year. The increase was primarily caused by additional interest income earned due to the growth in the average balance of our loan portfolio and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses remained unchanged, totaling $1.5 million for the quarters ended June 30, 2006 and 2005. These provisions for loan losses were recorded to provide reserves adequate to support the known and inherent risk of loss in our loan portfolio and for specific reserves as of June 30, 2006 and 2005, respectively.

General and administrative expenses increased to $11.8 million during the current quarter, compared to $11.1 million for the same period last year. Our efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 48.1 percent for the quarter ended June 30, 2006, as compared to 48.9 percent for the same period last year.

Loan originations were $238.7 million for the quarter ended June 30, 2006, compared to $258.8 million for the same period last year. During the current quarter, the Bank originated $168.0 million of commercial real estate loans, $50.4 million of small balance multi-family real estate loans, and $20.3 million of entertainment finance loans. Loan originations for the same period last year consisted of $145.1 million of commercial real estate loans, $80.1 million of small balance multi-family real estate loans, $31.6 million of entertainment finance loans, and $2.0 million of franchise loans. In addition, the Bank's wholesale loan operations acquired $122.9 million and $301.0 million of commercial and multi-family real estate loans during the quarters ended June 30, 2006 and 2005, respectively. Haligowski commented that: "I continue to be encouraged by our loan production team's ability to maintain production through market conditions that include increased competition and economic uncertainty regarding monetary policies. The contribution from our expansion offices continues to improve and, for the first time since the inception of our national expansion, the commercial real estate loan production from these offices exceeded its production of multi-family loans."

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ITLA Capital Corporation reports earnings
For the quarter ended June 30, 2006

Net income for the six months ended June 30, 2006 increased to $13.1 million or $2.28 per diluted share, compared to $11.5 million or $1.90 per diluted share for the same period last year. Net interest income before provision for loan losses increased 6.9 percent to $46.9 million for the six months ended June 30, 2006, compared to $43.9 million for the same period last year. This increase was primarily due to the growth in the average balance of our loan portfolio, and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $2.3 million for the six months ended June 30, 2006 and 2005, respectively. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of June 30, 2006 and 2005, respectively.

General and administrative expenses increased to $23.9 million for the six months ended June 30, 2006, compared to $22.3 million for the same period last year. The Company's efficiency ratio was 49.5 percent for the six months ended June 30, 2006, compared to 50.3 percent for the same period last year.

Loan originations were $436.0 million for the six months ended June 30, 2006, compared to $385.1 million for the same period last year. During the current six month period, the Bank originated $288.6 million of commercial real estate loans, $116.4 million of small balance multi-family real estate loans, and $31.0 million of entertainment finance loans. Loan originations for the same period last year consisted of $186.3 million of commercial real estate loans, $149.4 million of small balance multi-family real estate loans, $47.0 million of entertainment finance loans, and $2.4 million of franchise loans. In addition, the Bank's wholesale loan operations acquired $226.4 million and $493.2 million of commercial and multi-family real estate loans during the six months ended June 30, 2006 and 2005, respectively.

Total assets increased $151.0 million to $3.2 billion at June 30, 2006, compared to $3.1 billion at December 31, 2005. The increase in total assets was primarily due to a $112.1 million increase in our loan portfolio and a $50.4 million increase in cash and cash equivalents, partially offset by a $16.4 million decline in investment securities held-to-maturity and a $2.8 million increase in the allowance for loan losses.

Non-performing assets increased to $29.7 million or 0.93 percent of total assets as of June 30, 2006, as compared to $28.2 million or 0.92 percent as of December 31, 2005, respectively. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at June 30, 2006 was 194.7 percent as compared to 180.6 percent at December 31, 2005.

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ITLA Capital Corporation reports earnings
For the quarter ended June 30, 2006

The allowance for loan losses as a percentage of our total loans was 1.7 percent at June 30, 2006, and December 31, 2005. During the quarter ended June 30, 2006, we had net charge-offs of $297,000, compared to net charge-offs of $15,000 for the same period last year.

At June 30, 2006, shareholders' equity totaled $208.9 million or 6.5 percent of total assets. During the current quarter, we repurchased 22,775 shares at an average price of $50.40 per share. For the six months ended June 30, 2006, we repurchased 155,556 shares at an average price of $47.29 per share. Since beginning share repurchases in April 1997, a total of 3.5 million shares have been repurchased, returning approximately $97.2 million of capital to our shareholders at an average price of $28.12 per share. The Company's book value per share of common stock was $39.75 as of June 30, 2006, an increase of 5.0 percent and 10.0 percent, respectively, from $37.85 per share as of December 31, 2005 and $36.14 per share as of June 30, 2005.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2006 of 9.1 percent, 11.1 percent and 12.3 percent, respectively, which represents $125.7 million, $127.9 million and $58.8 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2006 of 8.9 percent, 10.9 percent and 12.7 percent, respectively, which represents $120.8 million, $123.0 million and $68.8 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "We are encouraged by our second quarter results, and as we enter the second half of our fiscal year, we are cautiously optimistic that as economic conditions fluctuate, we will continue to successfully adapt to these changes to sustain our financial performance. During the quarter, we also delivered shareholder value through the announcement of our second consecutive quarterly cash dividend."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

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ITLA Capital Corporation reports earnings
For the quarter ended June 30, 2006

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 20 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARES
CONSOLIDATED BALANCE SHEETS

	June 30, 2006 (unaudited)	December 31, 2005
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 144,097	$ 93,747
Investment securities available-for-sale, at fair value	93,084	92,563
Investment securities held-to-maturity, at amortized cost	217,460	233,880
Stock in Federal Home Loan Bank	47,719	43,802
Loans, net (net of allowance for loan losses of $46,655 and
$43,817 as of June 30, 2006 and December 31, 2005, respectively)	2,632,749	2,523,480
Interest receivable	17,323	16,287
Other real estate owned, net	5,707	3,960
Premises and equipment, net	7,290	6,718
Deferred income taxes	12,828	12,717
Goodwill	3,118	3,118
Other assets	20,775	20,924
Total assets	$ 3,202,150	$ 3,051,196
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$ 1,811,009	$ 1,735,428
Federal Home Loan Bank advances and other borrowings	1,075,891	992,557
Accounts payable and other liabilities	19,727	32,130
Junior subordinated debentures	86,600	86,600
Total liabilities	2,993,227	2,846,715
Commitments and contingencies
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,987,998 and 8,978,998 issued as of June 30, 2006
and December 31, 2005, respectively	78,458	78,004
Retained earnings	231,509	220,095
Accumulated other comprehensive loss, net	(434)	(364)
	309,533	297,735
Less treasury stock, at cost - 3,732,251 and 3,576,695 shares
as of June 30, 2006 and December 31, 2005, respectively	(100,610)	(93,254)
Total shareholders' equity	208,923	204,481
Total liabilities and shareholders' equity	$ 3,202,150	$ 3,051,196

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ITLA CAPITAL CORPORATION AND SUBSIDIARES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands except per share amounts)
Interest income:
Loans, including fees	$ 51,082	$ 37,210	$ 98,219	$ 69,121
Cash and investment securities	4,678	4,470	8,969	9,311
Total interest income	55,760	41,680	107,188	78,432
Interest expense:
Deposit accounts	19,773	11,897	36,971	21,395
Federal Home Loan Bank advances and other borrowings	9,977	5,900	19,339	9,732
Junior subordinated debentures	2,026	1,754	3,984	3,434
Total interest expense	31,776	19,551	60,294	34,561
Net interest income before provision for loan losses	23,984	22,129	46,894	43,871
Provision for loan losses	1,500	1,500	2,250	2,250
Net interest income after provision for loan losses	22,484	20,629	44,644	41,621
Non-interest income:
Late and collection fees	261	130	484	203
Other	346	379	840	286
Total non-interest income	607	509	1,324	489
Non-interest expense:
Compensation and benefits	5,075	5,376	11,095	11,267
Occupancy and equipment	1,876	1,750	3,682	3,401
Other	4,882	3,943	9,093	7,631
Total general and administrative	11,833	11,069	23,870	22,299
Real estate owned expense, net	(177)	-	(71)	-
Gain on sale of other real estate owned, net	-	-	-	(11)
Total real estate owned expense, net	(177)	-	(71)	(11)
Total non-interest expense	11,656	11,069	23,799	22,288
Income before provision for income taxes	11,435	10,069	22,169	19,822
Provision for income taxes	4,689	4,230	9,091	8,332
NET INCOME	$ 6,746	$ 5,839	$ 13,078	$ 11,490
BASIC EARNINGS PER SHARE	$ 1.22	$ 1.01	$ 2.34	$ 1.99
DILUTED EARNINGS PER SHARE	$ 1.18	$ 0.98	$ 2.28	$ 1.90
END